SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)   May 21, 1998


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday, May 21, 1998.












                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                        LANDS' END, INC.

Date June 29, 1998          By: /s/ BRADLEY K. JOHNSON
                                    Bradley K. Johnson
                                    Senior Vice President,
                                    Chief Financial Officer &
                                    Chief Administrative Officer











Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 21, 1998.













                        LANDS' END, INC.
                     11TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS

                       New York, New York
                          May 21, 1998
                       (edited transcript)



MIKE SMITH

Good morning.  I'd like to welcome you all here today.  I'm Mike
Smith, president and chief executive officer of Lands' End.
Before we get started, I'd like to make some introductions.

Bill Ferry, vice chairman of sales; Brad Johnson, chief financial officer and chief administrative officer; Chip Orum, chief operating officer; and Don Hughes, vice president of finance.

We're going to begin with an overview of financial results, and for that I'd like to turn it over to Brad to review.


BRAD JOHNSON

Thanks Mike, it is a real pleasure to be with you this morning.
I was reflecting yesterday on how a year ago when we held this meeting at the same time, our stock had hit an all time high the day before the meeting. I remember saying that timing was everything in life, and the timing was perfect. Well, what a difference a year can make. As you all know, last week we released first quarter results that were disappointing to our shareholders, the investment community and to us. This morning I want to review our fiscal 1998 results and the first quarter of fiscal 1999. You'll find a copy of the slides that will be shown in a folder inside your Lands' End tote bag.

Slide #1 Net sales
     (in millions)
     ***********************************************************
     Fiscal 1998          $1,264
     Fiscal 1997           1,119
     Fiscal 1996           1,032
     Fiscal 1995             992
     Fiscal 1994             870
     Fiscal 1993             734
     Fiscal 1992             683
     ***********************************************************
This first slide shows that net sales were $1.264 billion in fiscal 1998 which was a 13.0% increase over the prior year. If you exclude The Territory Ahead, which we sold in the first quarter of fiscal 1998, our net sales were actually up 15.6 percent on a comparable basis. This increase was a result of growth in our specialty, international, and core businesses. One encouraging thing about the year is that every business unit contributed to the sales growth. The core business in the U.S., which accounts for about 53% of our total sales, showed some slight growth. Our specialty businesses, which includes Kids, Coming Home, Corporate Sales, Beyond Buttondowns, First Person Singular, and Willis & Geiger, continued to post good growth.
And the international businesses, which includes landed operations in Japan, England and Germany, exceeded 10% of our total sales for the first time, and their sales growth exceeded 30 percent.

As you will note in a later slide, this growth was not a result of sacrificing our full price concept. For the year our liquidation sales were 8 percent of total sales, compared with 9 percent in the prior year.

Slide #2 Catalogs mailed
     (in millions)
     ***********************************************************
     Fiscal 1998          230
     Fiscal 1997          211
     Fiscal 1996          200
     Fiscal 1995          191
     Fiscal 1994          155
     Fiscal 1993          136
     Fiscal 1992          123
     ***********************************************************
During the year we mailed 230 million catalogs which was about a 9 percent increase from the 211 million mailed in the prior year. Each segment of the business, core, specialty and international, had an increase in the number of catalogs mailed. The number of pages mailed increased 26 percent. Obviously, we had larger books than in the prior year.

Slide #3 - 36 month buyers/House file names
     (in millions)
     ***********************************************************
                     36-month buyers   House file names
     Fiscal 1998          9.6              27.2
     Fiscal 1997          9.6              25.6
     Fiscal 1996          9.0              23.1
     Fiscal 1995          8.2              20.4
     Fiscal 1994          7.4              18.1
     Fiscal 1993          6.8              15.6
     Fiscal 1992          6.1              14.1
     ***********************************************************
At the end of last year we had over 27 million names on our mailing list, which was a 6 percent increase over the prior year. Of this total, we had 9.6 million customers who had purchased from us during the past 36 months.

While this slide shows the 36 month buyers flat at 9.6 million, I want to point out that the fiscal numbers include The Territory Ahead for fiscal 1997, but not for fiscal 1998. If we adjust for The Territory Ahead in this slide, the numbers would be 9.2 million in fiscal 1997 for a truly comparable number or a 5% increase. And our house file for fiscal 1997 would have been
24.8 million versus the current year's 27.2 million names.



Slide #4 - Gross profit margin
     ***********************************************************
     Fiscal 1998          46.6%
     Fiscal 1997          45.5%
     Fiscal 1996          43.0%
     Fiscal 1995          42.4%
     Fiscal 1994          40.9%
     Fiscal 1993          41.8%
     Fiscal 1992          42.2%
     ***********************************************************
Our gross profit margin increased to 46.6 percent for fiscal 1998, which was an increase of 1.1 percentage points over fiscal 1997. The increase in gross margin was primarily due to higher initial markups and, as I mentioned earlier, a better performance on liquidating product. In addition, we had improvements in sourcing and benefited from a greater proportion of sales from
higher margin businesses.   Measured in dollars, about 50 percent
of our product was imported, and 50 percent was made in the USA in fiscal 1998.


Slide #5 SG&A ratio
     ***********************************************************
     Fiscal 1998          38.8%
     Fiscal 1997          37.9%
     Fiscal 1996          38.0%
     Fiscal 1995          36.0%
     Fiscal 1994          32.8%
     Fiscal 1993          34.2%
     Fiscal 1992          35.0%
     ***********************************************************
Our selling, general & administrative (SG&A) expense ratio increased to 38.8 percent of sales versus 37.9 percent in the prior year. The two biggest factors in that increase were the deterioration in our catalog productivity, primarily because the number of pages we mailed increased dramatically while revenue did not increase dramatically, and higher spending on information systems.

Slide #6 Pretax return on sales
     ***********************************************************
     Fiscal 1998          7.4%
     Fiscal 1997          7.6%
     Fiscal 1996          4.9%
     Fiscal 1995          6.0%
     Fiscal 1994          8.0%
     Fiscal 1993          7.4%
     Fiscal 1992          7.0%
     ***********************************************************
Our pretax profit percentage decreased to 7.4 percent versus 7.6 percent in the prior year. If we include the extraordinary gain from our sale of The Territory Ahead, the pretax percentage was
8.1 percent in fiscal 1998.

Slide #7 Diluted earnings per share
     ***********************************************************
     Fiscal 1998          $1.85
     Fiscal 1997          $1.53
     Fiscal 1996          $0.89
     Fiscal 1995          $1.02
     Fiscal 1994          $1.21
     Fiscal 1993          $0.91
     Fiscal 1992          $0.76
     ***********************************************************
In fiscal 1998 our diluted earnings per share grew to $1.85 versus $1.53 in fiscal 1997. Again, if we include the extraordinary gain, diluted earnings per share were $2.00 in fiscal 1998.

Slide #8 Year-end inventory/First-time fulfillment
     (inventory in millions)
     ***********************************************************
                     Year-end inventory  First-time fill
     Fiscal 1998          $241                88%
     Fiscal 1997          $142                86%
     Fiscal 1996          $165                90%
     Fiscal 1995          $169                88%
     Fiscal 1994          $150                85%
     Fiscal 1993          $106                87%
     Fiscal 1992          $123                87%
     ***********************************************************
Our year-end inventory was at $241 million versus $142 million in the prior year. That inventory is higher than we would like it, but you need to be careful in comparing it with the prior year. Our inventory at the end of fiscal 1997 was too low, and our fulfillment was way below our standard during the Christmas season that year. Because of that, we increased our inventories to ensure that fulfillment would be better during the fiscal 1998 Christmas season.


While our liquidations will increase this year, they will not increase in any way proportional to the inventory increase. Our strategy to go into the fall season with heavier inventory levels was focused on basic items, and that is where most of the overstock merchandise is. Unlike many apparel merchants, we have some very basic items that can be carried over from season to season at full price. The benefits of higher inventory levels are that our customers are much happier, and we do not have the additional costs associated with shipping a higher level of backorders.

While our first-time fulfillment was at 88 percent for the year, the inventory shortage for the first half of the year was the factor that dragged down that total year average. As we have stated before, our goal is to be at a 90-92 percent in-stock position for the year as a whole.


Slide #9 Return on shareholder equity
     ***********************************************************
     Fiscal 1998          25%
     Fiscal 1997          24%
     Fiscal 1996          16%
     Fiscal 1995          20%
     Fiscal 1994          28%
     Fiscal 1993          25%
     Fiscal 1992          23%
     ***********************************************************
Return on equity increased to 25 percent in fiscal 1998. If we include the extraordinary gain the ROE goes to 28 percent.

Slide #10 Share buyback
     (in millions)
     ***********************************************************
     Fiscal 1998          1.5
     Fiscal 1997          1.3
     Fiscal 1996          1.3
     Fiscal 1995          1.4
     Fiscal 1994          0.2
     Fiscal 1993          1.4
     Fiscal 1992          1.5
     ***********************************************************
In addition, we will be continuing our stock buyback plan. Last year we spent $46 million on stock repurchases. In six of the last seven years we have purchased between 1.3 and 1.5 million shares per year. We currently have an open-to-buy of more than 2 million shares.





Slide #11 Capital investments
     (in millions)
     ***********************************************************
     Fiscal 1999   about  $60 (est.)
     Fiscal 1998          $48
     Fiscal 1997          $18
     Fiscal 1996          $15
     Fiscal 1995          $27
     Fiscal 1994          $17
     Fiscal 1993          $10
     Fiscal 1992          $ 5
     Fiscal 1991          $18
     Fiscal 1990          $25
     Fiscal 1989          $16
     ***********************************************************
This slide shows that our capital expenditures over the past couple of years have been significantly higher than they have ever been historically. Last year capital expenditures were $48 million, and in the current year (fiscal 1999), we expect that to be somewhere around $60 million. We are building for the future, and I will talk about that in just a minute.



Slide #12 Capital investments as a percent of sales
     ***********************************************************
     Fiscal 1999   about  4.0% (est.)
     Fiscal 1998          3.8%
     Fiscal 1997          1.6%
     Fiscal 1996          1.4%
     Fiscal 1995          2.7%
     Fiscal 1994          1.9%
     Fiscal 1993          1.4%
     Fiscal 1992          0.8%
     Fiscal 1991          2.9%
     Fiscal 1990          4.6%
     Fiscal 1989          3.5%
     ***********************************************************
While the numbers are very high in terms of absolute dollars, if you look at our capital expenditures as a percent of sales, fiscal 1998 and fiscal 1999 are actually below our historical peak.

I also want to remind you that we continue to operate the company with a very strong balance sheet.







Slide #13 First quarter results
     (dollars in millions, except per share data)
     ***********************************************************
                       Fiscal 1999   Fiscal 1998   Percent Change
     Net sales             $268.6        $244.7       +  9.8%
     Pretax income            8.3          18.8       - 56.1%
     Net income               5.2          11.3       - 53.9%
     Diluted earnings
       per share           $ 0.17        $ 0.35
     Basic earnings
       per share           $ 0.17        $ 0.35


     Excluding gain on
       sale of TTA
     Pretax income        $   8.3        $ 11.0       - 25.1%
     Net income               5.2           6.6       - 21.4%
     Diluted earnings
       per share          $  0.17        $ 0.35
     Basic earnings
       per share          $  0.17        $ 0.35
     ***********************************************************
Let's move to the first quarter of fiscal 1999. Sales were $269 million, a 10 percent increase over the prior year. Net income for the quarter was down to $5.2 million versus $11.3 million last year. Diluted earnings per share decreased to $0.17. Last year we earned $0.35 in the quarter, but $0.15 was the extraordinary gain from the sale of The Territory Ahead. Excluding that gain, last year's diluted earnings per share were $0.20.

Slide #14 First quarter margin analysis
     ***********************************************************
                        Fiscal 1999   Fiscal 1998   Fiscal 1997
     Net sales            100.0%        100.0%        100.0%
     Gross profit          46.4%         46.1%         44.7%
     SG&A                  43.3%         41.7%         41.1%
     Other income(expense) (0.1%)         0.2%         (0.1%)
     Pretax income          3.1%          7.7%          3.5%
     Pretax income -
       excluding TTA gain   3.1%          4.5%          3.5%
     ***********************************************************
There was a slight improvement over the prior year in gross profit margin to 46.4 percent, however, it was more than offset by increased expenses. The three main reasons for the expense increase were lower than expected catalog productivity, increased spending on information systems and higher interest expense. Our pretax income as a percent of sales for the quarter was 3.1 percent versus 7.7 percent. However, if we exclude the non-recurring gain from the sale of The Territory Ahead, pretax profit was 4.5 percent in the first quarter of the prior year.

We are disappointed with those earnings in the first quarter, and we know that our shareholders and the investment community were also disappointed. One encouraging note is that the last month of the quarter was significantly better than the first two months of the quarter.

Our disappointment with the first quarter results does not dampen our enthusiasm about Lands' End's future, and I want to discuss some issues we are facing that will help shape that future.

On a comparable basis, our sales grew $170 million in fiscal 1998. Not so many years ago this company did not have $170 million in annual sales. And if you look at our direct competitors in mail order, there are not many who have total annual sales of $170 million.

To handle growth of that magnitude without compromising the quality and customer service levels Lands' End has become known for, we have to ensure the right infrastructure is in place. We're concentrating our efforts on four areas to make sure that infrastructure is where it needs to be to continue our growth and maintain our quality and customer service levels.

Slide #15- Infrastructure issues
     ***********************************************************
     Sourcing
     Operating capacity
     Information systems
     People
     ***********************************************************

Sourcing
Last year we purchased over 47 million units of merchandise to sell to our customers. We need a strong and growing supplier base to keep up with customer demand. To ensure our ability to grow in the future, we need to strengthen this global sourcing network of suppliers.

We have recently opened buying offices in London and in Portugal and will open an office in Hong Kong this summer. These buying offices help us expand, they give us greater control over our suppliers and their production, and they help ensure that production meets our rigorous quality standards.

Operating capacity
Growth also requires additional capacity in buildings and equipment to handle the increased volume. This summer we will open a new 170,000-square-foot distribution center and office building in Oakham, England to handle our European operations.
We are also building a 185,000-square-foot addition to our Reedsburg, Wisconsin distribution center, and we will open our new office building addition in Dodgeville this summer. Last year we added an additional distribution center in Dodgeville for our Corporate Sales group.

These buildings and the equipment to operate them are the primary reasons for our capital spending increases over the past two years. This level of investment is an indication of the confidence we have in our company's future and our commitment to providing our customers with superior service.

Information systems
Information systems are absolutely critical in this business. Without good information it is impossible to be profitable. The importance of information and good systems is growing every year as the competitive landscape intensifies. We have increased our investment in information systems significantly over the last two years. I'd like to highlight two areas where much of that funding is going.

First, our international operations now make up over 10 percent of our total sales and are growing. About 50 percent of our merchandise is made overseas today. We have become a global company, and we need to ensure our systems can handle global operations. This is no small task.

Second, the much-storied Year 2000 problem is a very real issue for us. We would be in a serious crisis if we did not have access to our systems at the turn of the century. We will spend between $16 and $20 million to ensure our systems are Year 2000 compliant, and at least half of that amount will be spent in the current fiscal year. (Note: Further information on the Year 2000 issue can be found in the company's Form 10-K for fiscal 1998.)

People
Lands' End's greatest asset is not our impressive buildings or the $266 million in inventory we have on hand, or even the reputation and goodwill we have created over the years. Our greatest asset is our employees. Without our exceptional people we are just another catalog company. Lands' End has always believed "Our people are truly our treasure, and will always come first."

It is imperative that we hire the right people and give them the training and development opportunities they need to continue the tradition of exceptional service and quality. We are putting major efforts into recruiting, training, developing, and retaining people who embrace the Lands' End culture and way of doing business; people who have the capacity to grow with us and take us to new heights; people who understand Gary Comer's simple founding philosophy of "Take care of your people, take care of your customers, and everything else will take care of itself."

In summary, fiscal 1998 was a strong year for Lands' End. While the first quarter of fiscal 1999 was disappointing and we face some significant challenges, we are optimistic about Lands' End's future. The company has a great foundation with extremely high name recognition, a stellar reputation with customers, a wonderful work force, and a strong balance sheet.


MIKE SMITH

Thank you, Brad.

I'm not going to spend much time talking about the quarter, but I would like to briefly touch on it. Brad gave you quite a few details on the financials, and Bill is going to talk a little bit about some of the other things we're doing. I'd like to start with a quote from last years meeting. I was talking about the results, which were quite good last year, as you'll recall, and added, "...while I'm pleased with the numbers we posted last year, those numbers will go up and down. What's more important is the progress that we've made to strengthen the company." And then I went on to talk about our people, our service, about building our good name. I ended my talk by saying "...long after this quarter's results are forgotten, these are the things that will continue to give Lands' End its good name and reputation. And these are the things that have true value over time."

We are consistent in our long term focus, both in good quarters and in bad. This has served us well in the past, and we're not going to change now. We aren't going to do things in the short term that don't make sense in the long term. I would like to reiterate just a couple additional points that I've made in the past.

First, we publish catalogs every month that we try to make interesting and exciting. It's like a retail store changing their entire floor layout every month. Sometimes it works, and sometimes we try things that the customer doesn't respond to, and we saw some of that early in the quarter.

And finally, Brad talked about the investments we've been making for the future. Between last year and this year, we'll spend close to $100 million in capital expenditures. We're spending heavily on systems, building and equipment, people, etc., in order to prepare ourselves for the future. Doing that puts tremendous pressure on the top line. And when sales are soft, it's very unforgiving to the bottom line.

Having said that, we were disappointed in the quarter, and particularly with the performance of some of our catalogs early in the quarter. The catalogs weren't executed as well as they should have been, and we aim to improve on that execution in the future.

When I took over as president in late 1994, I structured the company into separate business units. The only business that wasn't structured that way was our core Lands' End catalog, which was really part of the corporate structure. What we saw, particularly recently, was that our core catalog group was being distracted by the other businesses in various ways. So late last year, we made some organizational changes to address this issue. The impact will start to be felt in the second half of this year, with the full impact coming in the first half of next year. Bill Ferry will get into the details of these changes in his talk.

I'd like to assure you that our focus will continue to be on the long term. We do not see anything fundamentally wrong with the business. We don't see any trends that really worry us, and we will stay the course to build a stronger Lands' End for the future.

Last year I talked about customer service, our people and our good name. What I'd like focus on this year is value, especially as it relates to today's environment.

We're living in some pretty wild times. The Internet is rapidly changing the way we communicate, spend our time and do business.
The stock market has been going crazy, increasing in value at incredible rates.

Investors fantasize over the prospects of picking the next Microsoft. There are high tech stocks that trade at 50 or 100 times earnings or even more. And, like with the lottery, there
will be some that win.  But many will undoubtedly fail.   And the
reason for that is that there is little substance behind many of the expectations for these companies.

Much of their value and appeal is based not on the fundamentals of the business, but on the shaky premise that everyone wants them. When that demand evaporates, they are left with very little intrinsic value.

But how do you really know what something is worth? What makes it a real value?

I remember once as a kid, I wanted a baseball mitt. I went and looked at all the sporting goods stores and figured out which one
I wanted to buy.

I asked my parents for the money. They told me no, that I needed to work for it. They said I would never learn the value of a dollar if the money was simply given to me. I had a paper route at the time with my brother, and so I worked my way towards buying that glove.

Some time later I had saved enough money. I bought the mitt and brought it home. I was thrilled. It was signed by Jim Lefebvre, it had the edge-u-cated heel -- and it was one of the most beautiful things in the world to me. Of course, I hadn't discovered girls at that point, so it didn't have that competition to deal with.

My dad showed me how to oil it and break it in. I sat for hours with the mitt on, breaking in the pocket. I must have worn it a thousand times if I wore it once. It got better every time I used it. I still use it occasionally, and while it's now showing the signs of age, it still performs like it's supposed to.

It's given me 30 years of reliable, consistent performance.   And
today, I know what it's worth. It isn't what I paid for it. The cost to me was the 337 papers and the 11 hours it took to deliver those papers to earn the money.

I spent 11 hours for something that gave me hundreds of hours of enjoyment. Now that's a pretty good value. I could have bought a cheaper glove, but it wouldn't have given me anywhere near the satisfaction that I've gotten out of this one.

With today's market euphoria, overnight millionaires, and easy-come, easy-go attitudes, value is a concept that is hard to
teach.  It's a term that is losing its meaning today.   Many
people believe that a lower price means a better value, and so they work on producing things faster and cheaper. The lure of easy money outweighs the satisfaction of true craftsmanship and a job well done. But as my folks would tell me - you get what you pay for.

At Lands' End we create value the old fashioned way. We start with our people. I can say that I'm proud of each of my fellow employees here at Lands' End. We support them, treat them well and give them what they need to do their jobs.

We believe that it takes time to learn a true craft. That's why we call people in our training program apprentices rather than trainees. "Apprentice" implies dedication to learning a craft. It implies patience, and it involves building unique skills over time. When's the last time you even heard the word apprentice? The concept flies in the face of today's build-it-yesterday world. In fact, we find it difficult to find recent grads with the patience to learn a craft. Too many are in a hurry to get to the top, which is great, but they need to take the time to truly learn their craft first. We believe that learning that craft is one of the things that separates Lands' End from the rest, so we take the time to grow and develop our people.

Next, we focus on the product. Again we know of no way to eliminate the long lead times we have to develop those products and still make the quality that we require. Our neck ties are one example of the old-world quality that we insist on. Others can mass produce neck ties at a rate of 150 ties per hour. It takes us ten times that long to make 150 ties because every tie we sell is hand sewn at a rate of only 15 per hour.

But you'll feel better about our ties every time you put one on, because it hangs just right and makes you look great.

That's the way to tell a great product from an average product. With an average product, its appeal starts to fade the moment you pull it out of the package, like an apple that's cut open and immediately begins to brown. With a great product like this baseball glove, you feel better about it with each passing day. And that's the kind of product we want to develop.

One of the ways we create value is by striving to make the buying
experience an absolute pleasure.   We have a secret weapon in our
customer service people in Dodgeville. They are truly a rare resource which is often over-looked and under-rated.

We've created an environment where our people are treated right, where they can feel proud to say that they work for Lands' End. They can feel good about coming into work. Eighty percent of the permanent employees who were with us 10 years ago are still with us today - an amazing number. That is a real competitive advantage over others in the industry.

The combination of people, product and service is who we are and what we sell. And we offer it at a price that sets us apart from others. These handsewn ties don't sell for 10 times the cost of a machine made - even thought it takes 10 times longer to make.
They start at $32.50.   This combination of great product, with
midwestern friendliness, all offered at prices that are sometimes unbelievable, is what adds up to a great value.

We don't always succeed at this, but it is our goal. I want to read you excerpts from a customer who has his own product story to tell. Actually, he tells the story from the perspective of the product itself - a pair of Lands' End jeans that he had for years. He had cut them up and used them for patches for other jeans and sent the remains back to us with this letter:

"Dear Mike Smith and those who were my seamstresses,

I am coming home! There is nothing left for me but to show you that I have served my master well. No, I don't have the dark, rich blue brightness that reflected my newness some 15 years ago. Time, wear and tear do change us. I just got better with age!

I return to you with pride. I have stood by my master in every conceivable dilemma in his life. I served him during three surgeries, a retirement, a divorce, parenting a son, and generally sharing my comfort as he wore me during many moments of life that danced with challenges, sadness and the ultimate blessings of joy.

When you read this and hold me, despite so little of me remains, you should hold me with equal pride. It was you that made me with perfection and quality. It was my master that tested and revealed all that you said I would be.


My master thinks that if there was ever a "Little Pair of Jeans that Could" he would like for the world to know that it was ME!!
                               Sincerely,
                               Glenwood W. Burley"

This is our true measure of success. It can't be measured in a month or quarter or even a year. Only over many years does the true test of our products and our company give us valid results.

You're probably wondering, how do we do all of this? Contrary to popular belief, its not through elaborate strategic planning exercises. Putting together a five year plan today is like trying to forecast the weather for next year. We do go through the exercise of putting together a five year plan, but we also stay flexible so we can revise it as we go along.

The way we create great products is through our people and the culture that we foster. We're not perfect, and we can still get much better, but we do have a mentality that we should be creating the highest quality, most exciting products around. We've got talented people in place, we get them excited, we incent them, we celebrate their victories.

So what does the future hold? It's hard to really know how our prospects stack up. I read about the over-storing of America, and yet stores continue to proliferate. I read about international crisis, the euro, Asia, the Year 2000 problems, and the challenges of the Internet.

My simple mind can't assimilate all those things, and it certainly can't forecast the impact of it all on Lands' End. So what I do is come back to basics. Since the first transaction in history, retail has been based on the premise that two parties each has something that the other wants, finds useful and is willing to trade something of value for.

Today, thousands of years later, this is still the secret to successful retailing. Provide something that the customer really wants and is willing to part with her hard-earned money for.

This works for flea markets, it works for store-based retail, it works for catalog, and it will work for the Internet. And if we focus on this, we'll be successful in whatever endeavor we choose to take in the future.

And now, to give you a few more details about some of the things we're focusing on and our structure, I'd like you to hear from Bill Ferry, our vice chairman of sales.


BILL FERRY

Thank you, Michael, and welcome to all of you.

I would like to stay for a moment with the subject of value. Value, as I'm sure you're aware, is one of the guiding principles at Lands' End. It's not a new thought -- it always has been. Thirty-five years ago, it was value that was uppermost in Gary's mind when he began the company. The thought of value drives our decision-making, drives our day-to-day activities, and certainly drives our whole product development process. The idea of value, in fact, is behind the very positioning of Lands' End as direct merchants.

If you pause for a moment and reflect on the thought of direct merchant -- to us it has two distinct and different meanings. First is direct to the customer. We go direct to the customer on a one-on-one basis, we have no fancy emporiums, just an honest, one-on-one communication. The second component of being a direct merchant is direct to the source. We go direct to our sources, be they component suppliers in the textile world or the finished garment suppliers. We use no middle-men, instead, we use our own people and go direct. We believe that by doing this, we can create the best value for our customer. Our people, our teams, when they are working with their sources, are trained to pursue the idea of what we can add to a product to make it better.

Mike talked about hand-sewn neckwear that lays flat. Perhaps you saw this spring's re-introduction of a modified dress shirt program. We did not make a lot of big changes. Rather, we pursued with our source what we could do to make a better dress shirt, not what we could do to take something out and save ourselves 15 cents.

So you see that we have a dress shirt now with a mitered yoke in the back, and you say, "That's great, but what does it really mean?" Well, what it means is that the shirt should drape better on the body and be slightly more comfortable and should, over time, constitute a better value in your wardrobe.

The same kind of thinking went into the development of a lambswool sweater which we'll be introducing this fall. We reverted back to an old woolen spinning technique called mule-spinning -- a very, very time-consuming method that is nowhere near as efficient as modern spinning technologies. However, it produces a yarn that has a much softer, fuller hand, and you get that same benefit in the resultant sweater. We believe that we can enhance our value offering by continuing to work with our sources to make a better product.

The other component of value is to clearly understand our customer. Mike mentioned the terrific group of operators we have in Dodgeville. They establish a clear relationship with the customer -- trying not only to serve their needs but also to understand what needs they may have for the future. In the last couple of years, through those communications, there was a building interest in the women's large size business. Lands' End took the better part of two years to develop a women's large size program. It was introduced in March of this year, as you may have seen, and has been very successful.

A recent letter from a customer said, "I had to write immediately to tell you how thrilled I am with your new large size women's line. I just received my first order, and the clothes are beautiful and really fit. It's obvious they are not just larger versions of certain styles, but are carefully designed to accommodate the differences that are inherent in the body of the
larger woman."   Then she goes on to talk about the product.  She
closes by saying, "I would also like to commend you on your dedication to your customers. It really keeps people like me ordering and reordering from you. I know that I can count on your products and your customer service."

Our focus on our value formula and on our corporate structure were the reasons behind the major reorganization that we had in the fourth quarter of this past year.

In that reorganization we were trying to address four specific objectives. Number 1 was to focus on the core business -- to separate the core from corporate. The core catalog is a business unto itself, our largest business, and it requires that kind of dedication. Number 2: We felt we needed to set up a separate business unit to dedicate full energies to the Internet. It's coming. We don't know in what shape or what form or how fast, but we do know it's coming. Number three: As we become more global, we felt we had to structure an organization that was able to improve and deal with the sourcing challenges of servicing a global market. And lastly, in order to hang on to the Lands' End way of building a quality product, we wanted to strengthen our quality assurance department.

Take a look at these individually. First, our core book -- that's the book we mail 14 times a year. It's our largest catalog, the most complex, and yet the one that clearly has the greatest opportunity for growth in the future. Core and corporate were synonymous. We have now separated these two, so there is simply a core business unit. It's a dedicated unit, consisting of a team of product managers, inventory managers, quality assurance people, creative art directors and copywriters, and marketing people. This unit reports to Lori Liddle who was promoted to vice president and managing director of the core catalog. Lori's been with Lands' End for 15 years and comes to the core catalog most recently from having been managing director of the Kids business. Prior to that, Lori was in charge of our direct marketing.

The second business unit that we formed was our tailored business unit. This is our second largest business. Tailored clothing may be product for our Lands' End customer for a different time of day, or it may be product for a totally different customer. But the one thing that's for sure, tailored clothing is a very different product -- different raw materials, a different type of manufacture, a different customer base that we need to focus on. The components of our tailored business include the tailored clothing in the core catalog, our First Person Singular catalog for women, which is two years old, and our Beyond Buttondowns for men, which is six years old. Tailored is under the direction of Franz Weiglein, who has been with Lands' End for six years, all of which has been in our tailored business.

Next is the Internet. We can all pause and ask ourselves where the Internet will take us. Will it replace stores? Will it replace catalogs? Who will it really appeal to? Certainly we do not know the answers to any or all of those questions today. But we do know it's a rapidly growing business, it's changing daily, and it's winning new parishioners on a very regular basis.
Lands' End wants to be part of that excitement.

We want to learn the new communication challenges that the Internet presents. We want to learn about the new customer base it offers us. We want to learn how to build a relationship with that Internet customer.

As such, we've created a separate business unit that will focus exclusively on the distribution of our products over the Internet, which is headed up by Dave Zentmyer. Dave is a 16-year Lands' End employee and most recently was vice president of our Corporate Sales area. We think we've put some really serious talent against the challenge of the Internet.

So now we've got these new business units, dedicated on a specific customer base, specific product and specific communication challenge. But we still have the corporate roles to pay attention to, and we must use the corporate roles to ensure consistency in our execution and to leverage our corporate strengths. So we have created four new corporate departments: quality assurance, sourcing, purchasing, and direct marketing.

The corporate quality assurance department assumes the responsibility, company wide, for creating and assuring consistency of product. If you stop to reflect, an apparel product is made, by and large, by hand, and many times made from raw materials grown in the field. So if you say, gee, there's a lot of variables at play there, consistency of execution becomes key. The main focus of this new department is to assure consistency of execution throughout all our divisions. They have devised minimum standards for each and every garment, construction tolerances are uniform throughout the company, fit specifications, raw material standards, all the way through to packaging. The second component of that department is to ensure the consistency of that execution. And that will be done through on-site audits, in-process audits and finished goods inspections. We're going to have a much-increased presence in the field with our sources as we go forward. We believe that will help us ensure the value and consistency of execution.

On the purchasing side, as the company grows and we need to keep in mind the fulfillment challenges on a worldwide basis, sourcing and purchasing become critical. We've created a dedicated department reporting to Chip Orum. We've established our own offices in Portugal and the United Kingdom, with Hong Kong soon to open. We are heightening our direct merchant challenge by creating our own offices worldwide. We'll use those offices plus a central staff to manage the sourcing challenges from raw materials through finished product.

So, as Mike said, and I certainly will second it, we made some
mistakes in the first quarter.   There's no question about it.
We made some creative mistakes, some product mistakes. I personally feel it's very reassuring to know that we made them. El Nino didn't make them. Whatever it may be, they are Lands' End problems. We think we know how it happened, and we think we know how to correct it. And we think this new organizational structure will go a long way in addressing these issues.

MIKE SMITH

Thank you, Bill.
That's all we had as far as formal presentations today, so we'll open it up for questions.


Q: Could you be more specific about the product and creative mistakes in the first quarter, what you've learned from them, and what changes you're making going forward?

WEF: As I was responsible for it, I'll be very happy to address the question. In hindsight, I think we presented one of the most unattractive knit shirt offerings the market's seen in a long while. Obviously, this was not intentional, but upon digestion and reflection, I don't think that was a well done effort. There was certainly nothing wrong with the basic quality of the product and nothing wrong with the core products. But I think that where we began to look at specialty product, product that could be interesting to the customer, we sort of lost sight of who our customer was. The color execution, not the color palette, was, in my opinion, a little garish, and I don't think the customer response would tell you to think otherwise. I think we had some issues creatively with color where we thought we would add a lot of spice to the book by adding or featuring the brighter colors. That tended to give the impression that the whole catalog was nothing but a sea of bright colors, when in fact, if you looked carefully, we did have navy, we did have white, we did have burgundy, we did have dark grey, we had very saleable colors.

So it was a combination of actual styling and presentation of product. In a couple of cases, we let our communication get away from us. I don't think our headlines were pertinent. I don't think we focused on the benefit as strongly as we should have.
We were probably more feature driven than benefit driven.

We produce fourteen of these main catalogs a year, and we want to try to keep them fresh, we want to try to make each one as exciting as it can be. And I think between the cup and the lip, we made a couple of mistakes. Not all the books were bad; we certainly had some good books in that period as well. But we need to improve our hit rate.

Q:  Is there a point of diminishing return on inventory versus
fulfillment?   Will it cost too much in excess inventory to get
to a goal of 92 percent first-time fill?

MJS: There are certainly decreasing returns on inventory. But today the costs of carrying the additional inventory are not very high. Our product does not turn over very much, so the risk, especially with carryover product, is minimal. It's basically the carrying cost for six months or whatever additional timeframe the product is carried. When we go in and buy inventory, we look at whether this is a re-list product or a one-time product that may or may not work, and we buy accordingly.

Q: So you haven't changed your goal of having first-time fulfillment in the low 90's?

MJS: No. We don't hit that very often, but it is our goal. We've got to do things differently to get there. With more of our sourcing going offshore, it makes it that much more difficult. Our overseas operations also make it more difficult. While the goal is becoming more difficult to reach, hopefully our capabilities and our ability to manage it are improving.

WEF: Keep in mind too, that with outsizes and fringe sizes, we're putting them all in one location. It's not like we have 700 stores and have to carry those fringe sizes and assortments in all 700 locations.

Q:  When will we see the trend in inventory going down?

MJS: Last year in the first and second quarters, we were too low. The third quarter is where we really started to build for the fall season, and that's where you'll see our inventory trend going down this year -- in the third and fourth quarters.

Q: What percentage of the inventory is core product and what percentage might have to be liquidated?

MJS: We don't give out specific percentages. When you look at the catalog and how much is core, you can see that the vast majority is core product. Where we have the most SKUs, we have much higher sales, so you can get a good sense of it by just looking at the catalog. Compared to most retailers, our percent of risk product is much, much lower.

BKJ: Also, if you look at the spring books, you can see a lot of colors being featured, but that doesn't mean we bought those colors in a heavy way. Our primary inventory investment was in the basic colors.

Q: The steps you outlined that you took in the fourth quarter, were those functions that resided in the original book and don't anymore, or did you have to add a lot of new people? It seems you're adding a lot of infrastructure, and I wonder how that will affect margins going forward?

MJS: That's a good question. The reason we didn't do it initially was for that very reason. We did not want to add to overhead. With the new structure there is some additional overhead, but most of those functions already existed.

Q: Could you give a breakdown of significant capital expenditure projects and your expectations going forward?

BKJ: We've said that the new office building in Dodgeville exceeds $10 million dollars, and in fact, it's closer to $15 million for that project. The distribution center expansion in Reedsburg, including both building and equipment, is in that range as well. The distribution center and office building in England would be something in excess of that. Last year, we also built a distribution center on the Dodgeville campus, and that would be something closer to $10 million.

For the current fiscal year, we expect capital expenditures to be about $60 million. Going forward, I don't have a specific number to share, but it will be less than what it's been the past few years. We've added the operational capacity that we need, and we will continue to spend. We have a lot of things on our plate, and we're not afraid to invest in the future. One of the great things about Lands' End's tradition is we haven't waited until the volume has come to put that operational capacity, that infrastructure, into place. Gary Comer was always willing to put the building up, knowing that the volume would come, instead of waiting for the volume. You have to do it the way Gary has done it, the way we're doing it, in order to provide the service that Lands' End has been known for.

Q: What level of capacity have you provided through your current facility expansions?

BKJ: Our current facility expansions have put us in a very good position for growth, but we don't quantify the capacity level. Going forward, both domestically and internationally, you won't see the level of capital spending in the next few years that we have had the last two years.

Q: What new businesses or markets do you have in mind for future growth?

MJS: The priorities today are as Brad and Bill outlined. We've got a lot on our plate: the Year 2000, systems, sourcing, and people; and we are not going to be taking on any major new business initiatives. Keep in mind we've still got a lot of young ones in the works, the most recent being the women's plus sizes. We believe we need to take some time to assimilate all of that, get the warehouse in Europe up, get through the year 2000, before we get aggressive about additional markets, either product or geographic.

Q: Do you think you've pushed your gross margins too high, particularly in core product?

WEF: No, we don't think we've pushed the margins too high, but we can assure you that there's not a lot of upward movement left. Again, if we go back to the value challenge, margin is certainly a big, big component of creating value. I don't think we have significant improvement opportunities in margin going forward.

MJS: And keep in mind only part of the margin improvement has come from prices, while the majority has come from improved liquidation and sourcing. Internally we've got some of those numbers, but the vast majority is not coming from price increases. There are some selected ones that you've seen in the catalog, such as dress shirts, but it's limited. We're very sensitive to that. Our whole talk today was on value, and we're very careful to maintain that.

BKJ: Just one more comment on that: as our business mix changes, you will see a margin increase. Our international businesses have higher margins and correspondingly higher SG&A, so as international becomes more important, you'll see that affecting those two ratios.

Q: What have you seen in electronic commerce in regard to volume trends, demographic differences?

MJS: While we don't know where it's going exactly, it's obviously coming fast. We are very excited about the prospects of the Internet. From a cataloger's point of view, there are some tremendous advantages, one certainly being that you don't have the paper, printing and mailing costs of the physical catalog. The Internet also offers the ability to change presentations quickly, and there's a lot to learn about expanding or dropping products. It might take us a year to run a number of tests in the book, while there are things that we could probably learn in a day at some point on the Internet. So we're very excited about it.

As a percent of our business, it's small but growing rapidly. If you look at the market in general, there are very few people that are doing very well at it and fewer still that are making money on it. But we believe it's only a matter of time before many more companies are making money, and we see the sales growth continuing or even accelerating.

Keep in mind that we started off a zero base less than three years ago. Because of that, we get added sales when we show additional product offerings, when we add an overstock section, or when we show how to mix-and-match product. It's so small and changing so fast that it's hard to get a true trendline on it.

Q:  How about customer demographics on the Internet?

MJS: We're finding that the demographics of our Internet customer are more and more paralleling what they are for the company as a whole. Education is the biggest distinguishing factor of our customer, and just about everybody on the Internet is college educated. We're also finding that more and more women are getting on the Internet, so that's a plus for us as well.



Q: What do you see as the barrier to growing the Internet business and making it a meaningful part of the company sales? To the extent that awareness is one of those barriers, are you willing to invest a lot of money up-front to get that awareness?

MJS: I believe the biggest barrier is our ability to market on the Internet, our ability to learn how to sell there. If you look at the websites out there, very few people are doing them well. I think the ultimate model is still to be discovered. We are investing heavily in the Internet. We are willing to invest in advertising or whatever other means are available. Amazon took the approach of advertising on the net, the search engines and all of that, which obviously is a very expensive approach. One advantage we have over Amazon is that our overall awareness in the marketplace is much higher, so we probably will not go that route anywhere near the extent that they did. But the other thing we've got is our catalog going into the home of five, six, eight million people, high demographic people. That's a huge advantage and something that we haven't yet taken full advantage of. You'll be seeing more of that in the future.

Q: Would you do something creative or radical like mailing everyone a disc that they could load up or team up with some
Internet provider so that your page comes up on their screen?

MJS:  We would consider any approach, radical or otherwise.
We've talked about CD-ROMs, mailing a floppy, hooking up with other people, and we're pursuing several different things. We think that in this medium we need to try things. Some will work, some won't, and there will be times that we'll be developing something that'll be thrown away after six months. We've got to accept that, because I think that's what's going to be required to succeed.

Q:  Why not be more pro-active on outbound e-mail?

MJS:  We've been very sensitive to the privacy issue, so we'll probably never send out unsolicited e-mail.  But certainly
building a list of e-mail addresses, like we've done with
overstocks, has a lot of promise.   We'll see where that goes in
the future, but I think that makes a lot of sense.

We need to make sure that what we send is worthwhile to people and that they don't get bored with it or think that it's blatant selling. As you know, Internet users are very sensitive to this issue. We may have erred on the side of caution in this area, rather than being aggressive in marketing, but I think that's the right thing to do. We don't want to turn people off.


Q: Could you talk about sales volume and product returns on the Internet?

WEF: The sales are, as Mike indicated, growing very nicely, exponentially, but we're not making them public as they are still small in absolute terms. We do hold out great hope for this in the future. Product return rates pretty much parallel our catalog return rates.

Q: As you look at the core book, what are some of the levers you need to pull to make it stronger? productivity? list management?
new product? SKUs? creative?

WEF: I think you've hit a good many of them. Productivity is clearly an issue, so we look at density, we look at productivity through list management, more effective use of names. One productivity issue that we're focusing on is the presence and communication of new product and the role that plays in keeping each issue fresh. The cover communication is critical. We've got that ten-second period where our customer decides whether to look at our catalog or dispose of it, so we're spending a lot of time on the cover. There's not one thing or two things that we can say are key to our future direction and our enhanced productivity, but there are many levers, as you say, that we need to work on.

Stock keeping unit (SKU) productivity clearly is something that we keep an eye on. We find that the editorials are becoming more and more important. We believe that a large part of our customer base looks forward to the editorials, both product and non-product editorials, so we put a dedicated person in charge of the editorial component of the catalog.

MJS: The area that we'd like to see some improvement in is our database, which you've heard us talk about. We spend a lot of time on the database and to date have not seen the breakthroughs that we had hoped for. I think a large part of it is just the sheer size and complexity of it. One of our tables is 1.2 billion records, 70 gigabytes, something like that, and we don't have the experience in accessing that kind of information. Sometimes we're just overwhelmed, but we are dedicating some efforts to that. Coming from that area, I still believe that there are gains to be had there, so I hope we see something out of it at some point in the future.

Q: Can you give us a little more detail on how Kids has been growing for you -- how far can you push it?

MJS: We've been very pleased with the results in Kids. Lori Liddle had been in charge of that group for three years and was promoted to head up the entire core catalog, so obviously we felt she did a pretty good job there. We still think there's a lot of opportunity, though maybe not the growth that's been there in the past. One area that we're very excited about is school uniforms. New York's push for school uniforms in the public schools is one great example of that, and why we're excited. We haven't figured it out yet, as it's something new, but it certainly has some similarities to our corporate sales business, as well as some differences.

Q: Will you ever share more detailed information about the various parts of the business?

MJS: I'll never say never, but keep in mind that all of that is very competitive information. I'd love to have a breakdown of the business of our competitors and track that and see when it works, what are they doing to make it work, when it doesn't work, what are they doing that we might want to look at. That's why we're very careful with that information. So we've chosen this path, and we think it's the right way to go. We think there's enough information out there to fairly evaluate Lands' End, but we constantly talk about it.

Q:  What level of debt would you be comfortable with?

BKJ: We've had no long-term debt for a long time. We're a very conservative company, and we pride ourselves on having a strong balance sheet. But as we stated in a couple of our 10-Qs last year, we would be willing to take on some debt if needs be and that could happen. I don't have any specifics to share, but we're not averse to that as an opportunity.

Q:  I saw your regular price store in the Minneapolis airport.
What are your plans with that concept?

MJS: It's an experimental store. From the outside you probably saw there's a big screen inside, there's lots of electronics and things. We're trying a lot of different things within that store. There are some advantages to being in an airport, and the demographics fit ideally with Lands' End, so we like that setting. We're learning a lot, it's very easy for us to get up there and it gets our name out in front of some people who might not be familiar with us. One of our biggest challenges is that we've got 27 million households on our file today. That's roughly the size of our target market, and we're adding on a million each year. So it's going to get more difficult with each passing year, and we've got to do things that are different from what we've done in the past, rather than just trading or renting names. We're going to try things, and some will work and many won't. At this point we're going to read results after we get some time under our belts and see how things hold up.


Q: What are you learning about the non-outlet store format, how many stores do you have, and how big is the airport store?

MJS: We have developed a new format called the Lands' End Inlet, and there are 7 of them now. Their primary objective is to clear overstocks and liquidations. We currently have a total of 22 stores in the U.S. and another 3 outside the U.S.

The airport store in Minneapolis, which we opened in early
February, is the only one of its kind. It's about 1,200 square feet and is very productive, as almost all airport stores are.

Q:  Do you plan on opening additional full-price stores?

MJS: It somewhat depends on the results and how confident we are. We'd really want to give it about a year, at least, to see how things anniversary themselves before we do anything real radical.

BKJ: And even if it were a very profitable store, that doesn't mean we would roll it out. We want to make sure that it's getting to our customer and helping us increase our names and our presence.

MJS: We have no desire to get into store-based retail in a big way. I just want to make sure that's clear.

Q: Where does international stand today and where do you plan on taking it?

MJS: Today, foreign-based operations account for just over 10 percent of our total net sales. We are currently building our own warehouse, phone center and office facilities in the U.K. in order to handle the current businesses and the anticipated growth. I do not feel that we should be aggressively pursuing other countries today. We're in three countries where we're fairly new, and we've got some new management running those countries. So I want to make sure we've got those under our belts and that they're operating smoothly before moving forward. When you have growth rates that are as significant as we have had in international, 30 percent or more, it's very trying for a business. Growth of that scope is very difficult to handle while maintaining our quality and service levels. We want to make sure we've got that under control before we get too aggressive about pursuing any other countries.

Keep in mind also that even within those countries we've got growth opportunities with the other businesses. Product-wise, it's basically just the Lands' End book right now. We have the possibility of adding Kids or the Internet, where Japan put up a website fairly recently. There are growth opportunities within those countries with other businesses or other product offerings that we currently have in the U.S.

Q: Could you talk a bit about what's working exceptionally well in international? What are the barriers? What plans do you have for new countries?

MJS: We've got three countries with landed operations today, and they're all relatively new. We've got a change in leadership in Japan, as Gary Steuck has recently returned to Dodgeville, and we've got John Butler there now as the new manager. We've got relatively new management in the United Kingdom and Germany. I would say at this point, that our business in Japan is uncertain. We have seen some softness with the Asian concerns, we're not sure exactly where that'll go. At this point, I think we want to get a handle on those businesses and make sure they're functioning smoothly before we expand further into some other countries.

We did a three-country test several years ago and have some old results on that, should we plan on going forward. Essentially we've evaluated the entire world. We've broken it down into segments and made our evaluations based on infrastructure, credit card holdings, package delivery capabilities -- things like that. We've gone through the prioritization process, but we feel very strongly that if we're going to be in a country in a business of any sort, we have to do it well. I just think we've taken on a lot, and we've got some assimilating and some learning to do.

From a product standpoint, the main thing we've learned is that our product is exportable, and in general, what works in the U.S. works elsewhere in the world. There are some exceptions, such as dress shirts in the U.K., and some subtle preference differences. But in general, the product sales pretty much mirror what we see in the U.S.

BKJ: We do have some sizing issues. In Japan you obviously have smaller sizes, in Germany you have larger sizes.

Q: You mentioned that you recently changed the management in all three countries. Is this indicative of problems with the countries or with the management or something else?

MJS: For the most part they were planned transitions. Steve Miles, who had headed up our German launch, is now managing director of Europe, which was a natural transition. We replaced him in Germany with someone who was a Lands' End employee in the U.S. Gary Steuck came back to Dodgeville after 3 years in Japan, and is now managing director of Corporate Sales. Again, that was planned. John Butler, who was hired from the outside, is taking Gary's place. John has been with the company for about a year now, so that was planned. We wanted to give him plenty of time in Dodgeville to learn the company before we sent him to Japan.

Q: On a number of measures, LE is very efficient, such as asset turnover, productive employees, capital structure. Is there anything you could do to improve your return on equity?

BKJ: I don't see us doing anything radical. As I mentioned earlier, I do think we would be willing to look at some debt, but as far as something radical, that just isn't the way we've run the business, and I can't see that changing.

Q: You have about 27 million households, but only 9-10 million bought in the last 3 years. Why haven't the others bought?

MJS: That's a fundamental question in catalog. We do know that our repeat purchase rates and our retention rates are higher than the averages in the industry by a fair amount. We don't know all the reasons why customers don't come back or don't buy. Certainly there are some obvious reasons -- tastes differ, lifestyle changes, or things like that.

When we do surveys on the topic, people don't say exactly why they aren't buying. We get answers like, "I just didn't need the product," or, "What I bought was for a gift," or something like that. Even though that's not very actionable, we do research our file. We're always trying to improve retention and conversion. It's just very difficult, like pushing water uphill. We'll continue to focus on it, in fact, that's one of the reasons why we separated out the customer acquisition group. Because it was part of the core book, customer acquisition was always a secondary priority. However, it's so critical to us that we felt it was important enough to separate it out and focus on it, and we have seen some encouraging signs from that group.

Q:  What part of your catalog circulation is prospecting?

MJS: We don't break that out. However, it changes significantly by business. A start-up business obviously is almost all prospecting, though we do have some advantages when we spin off a business. For instance, when we first launched Kids, we already had a lot of people who had purchased kids product from the Lands' End primary catalog. For the core Lands' End catalog, the prospecting percentage is much less. It depends on what cycle the business is in.

Q: Could you talk a bit more about your database marketing and your long-term philosophy to treat all customers equally? Is that policy intact, and is it realistic?


MJS: The philosophy actually is that we will treat customers differently, but only for certain things. We have a philosophy of being a one-price house, so if you order from us, you will get the same price as anybody else that orders from us on that day. The other thing that is very common in the industry is offering incentives for new customers, and we do not believe in doing that. We believe that if we're going to give an incentive to anybody, we're going to give it to our best customers who have been with us over the years. So on price we're adamant about being consistent. However, we do some things. For example, every Christmas we send a card and a little gift to our very best customers and nobody else. We will do some things like that to differentiate ourselves. Also, if we want to target buyers of certain products, that is fair game, and we do believe in that.

Q: In direct marketing, it seems that everyone is moving away from one price for all and moving towards price discrimination.

MJS: That makes me feel even better about being a one price house. If the whole world is headed in the one direction, we're happy to head in the opposite way.

BKJ: The one obvious qualifier on the one-price house is in different countries. We have a different price in the U.K., a different price in Japan, and a different price in Germany. But that's the only qualifier, and there's only one price within each country.

MJS: We think that one of our greatest strengths is the trust we have with our customer. We will not do anything to jeopardize that. If I call up and get one price from Lands' End, and my neighbor calls up and gets a different price, what does that do to the name and reputation of Lands' End? It would be extremely damaging, and we will not put ourselves at that risk.

Q:  What has been your experience with Willis & Geiger?

MJS: We started Willis & Geiger about four years ago, and we love the product and the catalog. We feel the price points are very high and need to come down, and we've seen some of that already. But the question is, "How big can it be, and can it be a significant business for Lands' End?" Since we launched Willis & Geiger, we've also launched several other businesses that have done very well, so from a sales perspective, things are going relatively well. But there are some things they need to do to become a significant portion of Lands' End's business. The product is great and the creative is great, so the tough part they've got done.

Willis & Geiger is in the specialty division, and reports to Ron Campo. Whether it's new or experimental, we evaluate every business every year. We ask what is the potential, should we be in it, should we have any other initiatives in the business, and where are we going to allocate our resources and time.

Q: How is Coming Home doing? Are you gaining share? Do you feel pressure from competition?

MJS: We've got new management in Coming Home as well, with Deb Barney. The growth has been sporadic in the past, not as consistent as some of the other businesses. Actually, as we've said in the past, we've focused first on profitability, in terms of pretax profit, and secondarily on growth, though often they tend to move together. But Deb has done a great job coming in, so we're real excited about the prospects for that business.
Any new business where you've got fewer catalogs, you're going to have more volatility. With the core book, if you miss a couple, you've got 12 other books going out that you can fix. If you only have four or six or fewer books and you miss one, it can have a bigger impact on the business. We've had great success with the core Coming Home products. You can see that in the catalog -- the sheets and towels which are the lion's share of the business. It's been more difficult with some of the other product lines, and again you can see that with products in the hard lines area -- they come in and out of the books. We haven't been able to do as well in that area. And if you look at those types of product in the marketplace, I think they're doing a better job in that area. I think it's logical, but we're still working on it. We have seen some item success, so we have to build that into lines and build them into a real business within the hardline area.


We'd like to thank you all for coming. It's always fun to come out here and chat, and we look forward to speaking with you in the future. Thanks.